Exhibit 10.2

FORM OF

NON-COMPETITION AND CONFIDENTIALITY AGREEMENT

THIS AGREEMENT (the “Agreement) is made and entered into this ____ day of _________ by and between TRXADE HEALTH, INC., a Florida corporation. (called “TRxADE” or “the Company”), and __________ (called “Employee”). TRxADE and Employee may together be referred to as “Parties’ or each as a “Party”.

BACKGROUND

The Company is engaged in the business of running and operating an online pharmaceutical marketplace that allows independent pharmacists to save money by comparing prices and purchasing pharmaceuticals directly from providers. This includes obtaining the pricing information from providers and recruiting Independent Pharmacists to use the online marketplace as well as other related activities (“Business”).

The Company has significant expertise in its Business and has developed and maintains significant confidential information, good will and relationships with its employees and Business Associates (defined below):

The Company relies heavily on well-trained Employees, the development of good will, and maintaining of Business Associate and employee relationships.

The Company’s value and ability to compete absolutely depends on its ability to maintain long-term relationships with its Business Associates and employees, and to maintain the confidentiality of its Confidential Information. The Company invests significant resources in the development of relationships with Business Associates, its employees, its trade secrets, its confidential business information, and in specialized training for employees. The Company has a legitimate business interest in protecting its investment.

The parties want to work together (or continue working together), and the Company requires this Agreement as part of that employment relationship. Employee’s at-will employment as an employee or independent contractor is sufficient consideration for this Agreement.

Through employment with the Company, Employee has access to Company Assets. Company Assets include: (i) trade secrets, (ii) valuable confidential business or professional information, including methods of operation, (iii) names and other information concerning prospective or existing customers, referral sources, suppliers, agents, independent contractors and other parties with which the Company does business (which will cumulatively be referred to as “Business Associates”), (iv) the goodwill of the Company’s customers, referral sources, contractors and other Business Associates, (v) extraordinary or specialized training or education, (vi) other Confidential Information (defined below); and (vii) Company Employees.

Employee acknowledges the Company’s right and need to protect Company Assets, Employee understands that TRxADE is employing or continuing to employ him or her in reliance on Employee’s promises in this Agreement.

SPECIFIC TERMS

Therefore, the Parties hereby agree that the above statements are true and incorporated in this Agreement. This Agreement is made between TRxADE and Employee as a condition of employment.

TRxADE and Employee further agree as follows:

1.	Loyalty During Employment. Employee agrees that during employment with the Company, Employee owes a duty of loyalty to the Company. During employment, Employee will act in the best interest of the Company and will not take action which is harmful to the Company.

2.	Terms of Agreement. Employee understands and agrees that this Agreement is fair and reasonable. This Agreement is independent of any other agreements and applies regardless of the reason that Employee and the Company may end their relationship.

3.	Non-Solicitation of Employees. During employment with the Company and for the two year period following employment with the Company, Employee will not directly or indirectly encourage or solicit any Company Employee to leave the Company or change his or her employment relationship with the Company. Employee will not engage in these actions directly or indirectly and will not do so individually or in any capacity (such as for any company, partnership or otherwise). “Company Employee” means anyone who worked at the Company when Employee worked at the Company or during the two years following Employee’s separation from employment.

4.	Non-Solicitation of Business Associates. During employment with the Company and for the two year period following employment, with the Company, Employee will not directly or indirectly solicit any Company Business Associates, including customers, for any business reason. Employee will not engage in these actions directly or indirectly and will not do so individually or in any capacity (such as for any company, partnership or otherwise). Company Business Associates are defined above. Employee agrees that, even after the two year period following separation from employment, Employee will never use the Company’s customer lists, information, or property.

5.	Non-Competition. During the term hereof and for a period of two years immediately following employment, Employee shall not, directly or indirectly, for itself or on behalf of or in conjunction with any other person or entity, own, control, operate, be employed by, engage in, participate in, or have any interest in, the operation of any business or enterprise which is the same or similar to that of TRxADE, and which is located or operating in the United States of America, or any other country in which Company does business prior to the termination of employment.

6.	Confidentiality. Employee has access to Confidential Information and agrees to keep that information confidential. Confidential Information can be in any form and includes Company-related financial information, employee information, legal matters, business operations, marketing and sales strategy and actions, customer and referral information, technical know-how, and other business information. Confidential Information includes any information learned by Employee through employment which relates to the Company and which the Company has not authorized be released to the general public. The Company may identify additional Confidential Information through policies, memos, or otherwise.

7.	Company Property. All documents, information, and intellectual property purchased, possessed or created by any employee of the Company (including Employee), during employment and relating to the Company’s Business are owned by and shall be controlled by the Company. Upon separation from employment with the Company, Employee will immediately stop using all Company property and will return all copies to the Company.

8.	Enforcement. Each provision of this Agreement shall be read as broadly as permitted by law, and if the law would require that any provision be restricted for any reason, it is the Parties’ desire that the Agreement otherwise be enforced to the extent permitted by law,

9.	Remedies. The terms of this Agreement are of such a nature that in the event of a threatened or actual violation, proof of damages Would be extremely difficult, therefore the Company would be entitled to an injunction as well as damages.

10.	Attorneys’ Fees. In the event of litigation to enforce this Agreement, the prevailing party shall recover from the breaching party all related costs, expenses and reasonable attorneys’ fees incurred through trial, appeal or appearance in federal bankruptcy or reorganization proceedings, and in connection with enforcing or collecting upon any final judgment.

11.	Notice. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by certified or registered mail, return receipt requested, to the parties at the following address:

To the Company at the Company’s main office and labeled “Attention: CEO” To

Employee: At the most recent home address on file with the Company.

12.	Waiver of Breach. The Company’s waiver of any breach or condition of this Agreement (by Employee or any other person) is not a waiver by the Company of any other breach.

13.	Entire Agreement. This Agreement contains the entire agreement of the Parties, It may not be changed orally, but only by an agreement in writing signed by the parties hereto.

14.	Governing Law and Venue. This Agreement shall be construed under and governed by the internal substantive laws of the State of Florida without regard to its conflict of laws provisions and venue shall lie in Pasco County.

15.	Assignment. The Company shall have the right to assign all rights and interests in this Agreement. Such assignment of rights and interests would likely follow a merger, acquisition, sale or assets or other transfer of any aspect of business operations of Company.Employee hereby consents to assignment by Company. In the event of assignment by Company, the new entity shall be added to the Company throughout this Agreement, shall receive all of the rights, privileges and protections afforded the Company under this Agreement, and shall have the right to enforce it. This Agreement is personal to the Employee, who may not assign his or her rights or delegate his or her duties hereunder.

The Parties agree to the above.

Employee

By:		Witness as to Employee:_______________________
TRXADE HEALTH, INC.

By:
	Date:	__________________________
As its [Title of signing Party]